Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BakBone Software Incorporated

(Exact name of registrant as specified in its charter)

Canada	33-0896606
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number of BakBone Software, Inc., a California corporation)

10145 Pacific Heights Boulevard, Suite 500

San Diego, CA 92121

(Address of principal executive offices including Zip code)

BakBone Software Incorporated

2003 Stock Option Plan

(Full title of the plan)

Keith Rickard

Chief Executive Officer and President

BakBone Software Incorporated

10145 Pacific Heights Boulevard, Suite 900

San Diego, CA 92121

(Name and address of agent for service of BakBone Software, Inc., a California corporation)

Telephone number, including area code, of agent for service: (858) 450-9009

This registration statement, including all exhibits, shall become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED[1]	AMOUNT TO BE REGISTERED[2]	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

BakBone Software Incorporated 2002 Stock Option Plan
Common Stock	2,816,710	$1.06[3]	$2,985,712.60	$242.00

No Par Value

BakBone Software Incorporated 2003 Stock Option Plan
Common Stock	10,000	$1.32[3]	$13,200.00	$2.00

No Par Value	7,504,806	$1.48[4]	$11,107,112.88	$899.00

TOTALS	10,331,516		$14,106,025.48	$1,143.00

[1]	The securities to be registered include options to acquire Common Stock.

[2]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

[3]	Estimated pursuant to Rule 457 solely for the purposes of calculating the registration fee based upon the weighted average exercise price of the outstanding options as of September 29, 2003.

[4]	Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee. The price is based upon the final closing price of the Common Stock on September 29, 2003, as reported on The Toronto Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by BakBone Software Incorporated (the “Company”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(1) The Company’s annual report on Form 20-F containing audited financial statements for the fiscal year ended March 31, 2003, filed on June 26, 2003.

(2) All other reports filed pursuant to Section 13(a) or 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the document referenced in Section (1) above.

(3) The description of the Company’s Common Stock contained in the Company’s registration statement on Form 20-F, filed on July 13, 2001, as amended by Amendment No. 1 to Form 20-F, filed on November 19, 2001, as amended by Amendment No. 2 to Form 20-F, filed on February 4, 2002, including any amendment or report filed for the purpose of updating such description.

(4) All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date this registration statement is filed with the Commission and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Jeff Lawson, a director of the Company, is also a partner of Burnet, Duckworth & Palmer LLP, the Company’s Canadian legal counsel. As of July 11, 2003, Mr. Lawson beneficially owned 110,200 shares of the Company’s Common Stock and Burnet, Duckworth & Palmer LLP had provided $261,101 worth of legal services to the Company over the prior twelve months. No other member of Burnet, Duckworth & Palmer LLP had a substantial interest in the Company as of that date.

Item 6.	Indemnification of Directors and Officers

Every director and officer of the Company is under a duty to exercise their powers and perform their duties honestly and in good faith, with a view to the best interests of the Company, and to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances.

As permitted by the Canada Business Corporations Act (the “Act”), and as adopted in the Bylaws of the Company, the Company shall indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, as well as such director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such director or officer in respect of any civil, criminal or administrative action or proceeding to which the officer or director is made a party by reason of being or having been a director or officer of the Company or body corporate, provided that the director or officer acted honestly and in good faith with a view to the best interests of the Company; and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the conduct in question was lawful. The Company shall also indemnify such persons in such other circumstances as the Act permits or requires.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

(a) Rule 415 Offering

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(b) Filings Incorporating Subsequent Exchange Act Documents By Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Request For Acceleration Of Effective Date Or Filing Of Registration Statement On Form S-8

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on October 2, 2003.

BAKBONE SOFTWARE INCORPORATED

By:	/s/ KEITH RICKARD

Keith Rickard Chief Executive Officer and President

POWER OF ATTORNEY

The officers and directors of BakBone Software Incorporated whose signatures appear below, hereby constitute and appoint Keith Rickard their true and lawful attorney and agent, with full power of substitution, with power to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that said attorney and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 2, 2003.

Signature	Title

/S/ KEITH RICKARD Keith Rickard	Chief Executive Officer and President (Principal Executive Officer), Director

/S/ JOHN FITZGERALD John Fitzgerald	Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ ARCHIE NESBITT Archie Nesbitt	Director

/S/ J. G. LAWSON J. G. Lawson	Director

/S/ NEIL MACKENZIE Neil MacKenzie	Director

EXHIBIT INDEX

4.1	The Company’s Restated Articles of Continuance are incorporated by reference to Exhibit 1.1 of the Company’s Form 20-F filed July 13, 2001.

4.2	The Company’s Bylaws are incorporated by reference to Exhibit 1.2 of the Company’s Form 20-F filed July 13, 2001.

5.1	Opinion of Burnet, Duckworth & Palmer LLP

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Independent Auditors’ Consent

24.1	Power of Attorney (included in the signature page to this registration statement)

99.1	The Company’s 2002 Stock Option Plan is incorporated by reference to Exhibit 10.3 of the Company’s Form 20-F filed June 26, 2003.

99.2	The Company’s 2003 Stock Option Plan.